EXHIBIT 99.1
PARKERVISION
---------------------------------------------------------------------- SIGNALMAX
Featuring SIGNALMAX Family of Products

Contacts: Carolyn Wrenn (IR)
          ParkerVision, Inc.
          888 690-7110
          cwrenn@parkervision.com


          Peter Seltzberg, Vice President
          Cameron Associates
          212-554-5487
          peter@cameronassoc.com


              PARKERVISION ANNOUNCES SENIOR MANAGEMENT TEAM CHANGES


JACKSONVILLE, FL, NOVEMBER 19, 2004 - PARKERVISION, INC. (Nasdaq NMS: PRKR) announced today that William Hightower, President since 2003, has retired in order to focus on personal interests. He will remain active on the Board of Directors. The Company has no immediate plans to name a successor. ParkerVision also announced the recent addition of three senior management positions that report directly to the CEO, and Chairman, Jeffrey L. Parker.

Hightower, a valued Board member since 1999, was named President of the Company in 2003. "Bill has been a key contributor to our successful transition to a Company focused on wireless technology and wireless consumer products," said Parker. "I look forward to his continued involvement with the Company as we leverage ParkerVision's growing list of technological advancements into greater success in mass consumer electronics and OEM markets. Bill's retirement coincides with several senior management positions we have filled over the last several months."

William Hightower commented, "I am pleased to have been able to assist Jeff and the ParkerVision team through a significant period of change for the Company. Divesting our video business while pursuing initial steps of commercializing our wireless technology would be challenging to any management team, and I was happy to come out of retirement to help during that transition period. I am pleased with the direction of the commercialization of the product line and technology advancements, as well as the strong management additions we've been able to secure. I am optimistic that the Company's chips and technology will also find strong interest in the OEM/ODM community. I look forward to resuming my retirement from senior management while continuing my position as an active member of the ParkerVision Board of Directors."

ParkerVision's recent additions to the senior management team include:

      o John Stuckey joined the company in July 2004 as the VP of Corporate Strategy and Business Development. Prior to joining ParkerVision, Mr. Stuckey spent five years at Thomson, Inc. where he most recently served as Director of Business Development. Mr. Stuckey has held key management positions in marketing, product management, business development, and strategic acquisitions for global organizations in retail, professional, and OEM markets.

      o Felix Krupczynski joined the company in 2004 as the Vice President of Engineering. Prior to joining ParkerVision, Mr. Krupczynski held several engineering management and other senior management positions with technology companies including nearly 20 years with Motorola. Mr. Krupczynski has extensive experience successfully managing and growing operations worldwide related to such product categories as cordless telephones, wireless local loop, and broadband access.

      o Bob Williams joined ParkerVision last month as the Director of Retail Sales. Mr. Williams has over 20 years of sales management experience with companies such as Epson, Packard Bell Electronics and Lexmark where he was Vice President of Retail Sales. Mr. Williams has built sales organizations and successfully led efforts to build significant retail storefront distribution in explosive growth markets.

ABOUT PARKERVISION
ParkerVision, Inc., headquartered in Jacksonville, with additional facilities in Orlando, Florida, designs, develops and manufactures complete solutions for wireless products based on the enabling, patented D2D(TM) technology. This technology, along with system engineering, enables the development of wireless products that offer the highest performance and reliability with low power consumption and competitive cost. Additional information about ParkerVision is available at www.parkervision.com.

                           Forward Looking Statements

This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in the Company's SEC reports, including the Form 10K for the year ended December 31, 2003 and the Form 10Q for the quarters ended September 30, 2004.
                                       ###